EXHIBIT 99.1

5885 Landerbrook Dr., Cleveland, OH 44124 440-753-1490 (T) — 440-753-1491 (F) www.chart-ind.com

FOR IMMEDIATE RELEASE

CHART INDUSTRIES PLAN OF REORGANIZATION CONFIRMED

Court Confirms Chart Joint Prepackaged Plan of Reorganization;

Plan Provides Company With $40 Million in Exit Bank Financing

CLEVELAND, OH – September 3, 2003 – Chart Industries, Inc. (OTCPK: CTIT) today announced the confirmation by the United States Bankruptcy Court for the District of Delaware of the joint prepackaged Plan of Reorganization, which was filed by Chart and certain subsidiaries on July 8, 2003. Chart expects the Court to enter the confirmation order tomorrow and the Plan to become effective within the next two weeks.

Upon consummation of the Plan and the Company’s emergence from Chapter 11, the Company’s existing senior debt of approximately $255.7 million will be converted into a $120 million term loan and an initial 95% equity ownership position in the reorganized Company. Chart’s existing shareholders will initially own 5% of the reorganized Company, with an opportunity to acquire up to an additional 5% of equity under certain conditions through the exercise of warrants. Additionally, all general unsecured creditors will be paid in full (100%) on their prepetition claims or otherwise have their prepetition claims reinstated.

Upon consummation of the Plan, Chart’s senior lenders have also agreed to convert the Company’s current $40 million debtor-in-possession financing facility into an amended and restated $40 million revolving credit exit facility. This exit financing will provide the reorganized Company with sufficient funding to continue to operate and meet its obligations upon emergence from Chapter 11.

“We are obviously pleased with the Court’s approval of our Plan of Reorganization,” said Arthur S. Holmes, Chart’s Chairman and Chief Executive Officer. “We confirmed our Chapter 11 Plan of Reorganization in less than 60 days, which is a remarkable achievement. The result is a testament to the outstanding effort put forth by the senior management team, Chart’s employees, our Board of Directors, our senior lenders and outside professionals. All of these groups contributed greatly to the successful restructuring of Chart and should be commended for their efforts.”

Holmes added, “Upon Chart’s emergence from Chapter 11 there will be a new seven-person Board of Directors which will replace our previous four-person Board. At present, I am planning to serve as a Director on the new Board. William Allen, who is currently serving as Chart’s Chief Restructuring Officer, will assume the position of CEO on an interim basis until a long-term candidate for the position can be recruited.”

“The new exit financing provided by our senior lenders should allow Chart to emerge from Chapter 11 as a well-capitalized company with a solid balance sheet. With the new capital structure, Chart is now poised to take advantage of the fundamental strength of its businesses. I look forward to working with the new Board, the employees and business partners to return Chart to profitability and achieve its full potential,” Holmes concluded.

This release contains forward-looking statements relating to the Company’s or management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, developments in disputes and litigation involving the Company, the successful satisfaction or waiver of all conditions to consummation of the Plan of Reorganization, continued slowness in the Company’s major markets, the impact of competition, decreases in spending by industrial customers, the loss of a major customer or customers, the Company’s ability to attract and retain key personnel, the Company’s ability to satisfy the listing requirements of trading venues, technological, regulatory or other developments in the industry, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, foreign currency fluctuations that may affect worldwide results of operations and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 9 states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company’s web site at www.chart-ind.com. For more information on the Company’s prepackaged Chapter 11 case, visit www.bmccorp.net/chart.

Contact:	Steven Goldberg
Sitrick And Company
212-573-6100

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